EXHIBIT 10.1

Text of Amendment to Certain Stock Option Agreements

Applicable Agreements are amended to add the following at the end of each such Applicable Agreement:

“Extension of Post-Termination Exercise Period. Notwithstanding any provision herein or the Plan to the contrary, if, at any time during the time period specified herein for exercising the Option following the Optionee’s termination of employment or service (the “Post-Termination Exercise Period”), the Company determines that the exercise of the Option would violate applicable securities laws, the Option shall remain exercisable until the later of (i) the expiration of the Post-Termination Exercise Period or (ii) thirty (30) days after the earliest date upon which the Option may be exercised without violating applicable securities laws. In no event may the Option be exercised later than the expiration of the term of the Option as set forth herein and/or the applicable grant notice.”